DIMON Incorporated
Page 1

EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

February 8, 2005

DIMON Reports Third Quarter 2005 Financial Results Company Adjusts Fiscal 2005 Guidance

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced a net loss for the quarter ended December 31, 2004, of $1.9 million, or $0.04 per basic share, compared to $3.0 million, or $0.07 per basic share, for the year earlier period.  The Company’s underlying net loss for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $3.2 million, or $0.07 per basic share, compared to $5.1 million, or $0.11 per basic share, on the same basis last year.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity.  In discussing the Company’s forecast and actual operating performance, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also excludes results from discontinued operations, and gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

DIMON’s net income for the nine months ended December 31, 2004, was $17.1 million, or $0.38 per basic share, compared to $16.5 million, or $0.37 per basic share, for the year earlier period.  Underlying net income for the nine months, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $21.0 million, or $0.47 per basic share, compared to $16.3 million, or $0.37 per basic share, on the same basis last year.

Performance Summary

Sales and other operating revenues for the third quarter were $366.4 million, compared to $284.6 million for the year earlier quarter.  Increased shipments from South America, reflecting late season shipments from substantially larger crops, were the largest contributor to the sales increase.  Shipments from Europe and Africa were also higher in comparison to the year earlier quarter.  Sales and other operating revenues for the nine months ended December 31, 2004 were $992.2 million, compared to $847.2 million for the year earlier period.

Gross profit as a percentage of sales and other operating revenues for the third quarter was 10.7%, substantially unchanged from the year earlier quarter.  For the nine months ended December 31, 2004, gross profit was 15.0% of revenues, compared to 16.6% for the year earlier period.

DIMON Incorporated

Selling, general and administrative (SG&A) expenses for the third quarter were $32.0 million, up $3.0 million or 10.2% in comparison to the year earlier quarter, primarily due to increased legal and professional expenses.  SG&A expenses for the nine months ended December 31, 2004 were $92.3 million, down $0.9 million, or 1.0% in comparison to the year earlier period.

Interest expense for the third quarter increased by $2.0 million, or 17.9%, in comparison to the year earlier quarter, reflecting a combination of additional borrowing and increased effective interest rates.  At December 31, 2004, total debt net of cash was $627.6 million, up $74.2 million, or 13.4%, in comparison to December 31, 2003.  The increase primarily reflects a larger financing requirement for trade accounts receivable resulting from increased sales for the quarter, and for inventories committed to customers.   DIMON’s uncommitted inventories remain at a comfortable level.

Outlook

Brian J. Harker, Chairman and Chief Executive Officer, stated, “Our third quarter results benefited from late season shipments from substantially larger South American crops, as the shift in global sourcing for leaf tobacco we have experienced over the past eighteen months has now stabilized.  Although delayed by weather conditions, we have begun receiving initial deliveries of the current season Brazilian crop from growers, and we are encouraged by the general quality and quantity of leaf expected to be available to the Company from this origin.  While a combination of increased grower prices and the relative weakness of the U.S. dollar will raise costs in Brazil, we expect to gain production efficiencies from an additional new processing line constructed during the off-season.

“DIMON also made further progress in our global restructuring efforts.  Although we continue to expect charges associated with the efforts to approximate $7 million, some portion may not be recognized until the next fiscal year.  Reflecting our caution relating to the delayed Brazilian crop, we now expect the Company’s underlying net income to be between $0.43 and $0.48 per basic share for the fiscal year ending March 31, 2005.  Our current outlook excludes estimated restructuring charges, any effects from market valuation adjustments for derivatives, results from discontinued operations, and other non-recurring items.”

The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments (interest rate swaps) are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable.  Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of DIMON’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on DIMON’s customers.  Additional factors that could cause DIMON’s results to differ materially from those described in the forward-looking statements can be found in DIMON’s Annual Reports on Form 10-K/A for the fiscal year ended March 31, 2004, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

-6-

DIMON Incorporated
Page 3

In connection with the proposed merger of DIMON and Standard Commercial Corporation, the parties have filed a joint proxy statement/prospectus and other relevant documents concerning the merger with the U.S. Securities and Exchange Commission.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Interested parties may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about DIMON and Standard Commercial without charge at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to DIMON Incorporated, 512 Bridge Street, Post Office Box 681, Danville, Virginia 23543-0681, Attention: Investor Relations, (434) 792 7511.

The respective directors and executive officers of DIMON and Standard Commercial and other persons may be deemed to be “participants” in the solicitation of proxies in respect of the proposed merger.  Information regarding DIMON’s directors and executive officers is available in its proxy statement filed with the SEC on July 13, 2004.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.

-7-

--MORE--

DIMON Incorporated
Page 4

Condensed Statement of Consolidated Income	Three Months		Nine Months
	December 31		December 31
(Unaudited - 000's Except Per Share Data)	2004	2003	2004	2003

Sales and other operating revenues	$366,370	$284,552	$992,166	$847,188
Cost of goods and services sold	327,119	254,417	843,824	706,813
Gross Profit	39,251	30,135	148,342	140,375
Selling, administrative and general expenses	32,000	29,031	92,312	93,211
Other income	(606)	-	(5,236)	-
Restructuring and asset impairment charges	536	-	1,977	-

Operating income	7,321	1,104	59,289	47,164

Interest expense	13,122	11,131	38,006	34,393
Interest income	508	3,090	2,429	4,449
Derivative financial instruments (income)	(3,076)	(3,788)	(9,671)	(5,626)
Income tax expense (benefit)	(732)	(932)	11,016	7,099
Equity in net income (loss) of investee companies	(20)	(198)	122	66
Minority interests (income)	82	266	(277)	(168)
Income (loss) from continuing operations	(1,587)	(2,681)	22,766	15,981
Loss from discontinued operations, net of tax	(277)	(338)	(5,669)	(1,252)
Extraordinary item – Iraqi receivable recovery, net of $957 income tax	-	-	-	1,777
Net Income (Loss)	$ (1,864)	$ (3,019)	$ 17,097	$ 16,506

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.03)	$(0.06)	$ 0.51	$ 0.36
Loss from discontinued operations	(0.01)	(0.01)	(0.13)	(0.03)
Extraordinary item – Iraqi receivable recovery	-	-	-	0.04
Net income (loss)	$(0.04)	$(0.07)	$ 0.38	$ 0.37

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.03)	$(0.06)	$ 0.50	$ 0.35
Loss from discontinued operations	(0.01)	(0.01)	(0.12)	(0.03)
Extraordinary item – Iraqi receivable recovery	-	-	-	0.04
Net income (loss)	$(0.04)	$(0.07)	$ 0.38	$ 0.36

Average number of shares outstanding:
Basic	44,918	44,768	44,879	44,636
Diluted	44,918	44,768	45,426	45,289

Cash dividends per share	$.075	$.075	$.225	$.225

DIMON Incorporated

Reconciliation of Net Income Figures Used in Press Release	Three Months		Nine Months
	December 31		December 31
(Unaudited – 000’s Except Per Share Data)	2004	2003	2004	2003

GAAP Net Income (Loss)	$(1,864)	$(3,019)	$17,097	$16,506

Discontinued operations	277	338	5,669	1,252
Extraordinary item – Iraqi receivable recovery	-	-	-	(1,777)

GAAP Net Income (Loss) from Continuing Operations	(1,587)	(2,681)	22,766	15,981

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(1,999)	(2,462)	(6,286)	(3,540)
Restructuring charges	348	-	1,285	-
DGCOMP assessment - Spain	-	-	3,250	-
Settlement charge for DeLoach litigation	-	-	-	3,900
Non-GAAP Underlying Net Income (Loss)	$(3,238)	$(5,143)	$21,015	$16,341

Non-GAAP Underlying Net Income (Loss) per Basic Share	$(0.07)	$(0.11)	$0.47	$0.37
GAAP Net Income (Loss) per Basic Share	$(0.04)	$(0.07)	$0.38	$0.37

Note 1 - Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended September 30, 2004 and 2003, the Company recognized non-cash income of $464 and $3,876, respectively, from the change in the fair value of swap instruments.  For the six months ended September 30, 2004 and 2003, the Company recognized non-cash income of $6,595 and $1,838 respectively, from the change in the fair value of these derivative financial instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

Note 2 - Discontinued Operations:  During fiscal 2004, the Company’s Board of Directors approved a plan designed to improve long-term profitability that included the disposal of its Italian processing facility.  On September 30, 2004, concurrent with the sale of the Italian processing facility, the Company made a decision to discontinue Italian operations.  Therefore, the results of operations, other than interest expense related to subsidiary debt guaranteed by the Company, have been reclassified and presented as discontinued operations in the financial statements for all periods presented.

Note 3 - Extraordinary Item:  On May 1, 2003, the Company received $2,734 from the United Nations Compensation Commission in connection with a claim filed by a predecessor company, Monk-Austin, Incorporated.  The claim arose from an uncollected trade receivable from the Iraqi Tobacco Monopoly, which related to transactions that occurred prior to Iraq’s invasion of Kuwait in August 1990.  The predecessor company charged off the entire receivable, net of tax, as a $5,202 extraordinary loss during its fiscal year 1991.

-9-